Exhibit 3.2(i)

Delaware The First State	PAGE 1

I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE RESTATED CERTIFICATE OF “B.A.T CAPITAL CORPORATION”, FILED IN THIS OFFICE ON THE TWELFTH DAY OF SEPTEMBER, A.D. 2008, AT 2:50 O’CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

0911777 8100 080950162	/s/ Harriet Smith Windsor
You may verify this certificate online at corp.delaware.gov/authver.shtml	Harriet Smith Windsor, Secretary of State AUTHENTICATION: 6849805 DATE: 09-15-08

State of Delaware Secretary of State Division of Corporations Delivered 02:58 PM 09/12/2008 FILED 02:50 PM 09/12/2008 SRV 080950162 – 0911777 FILE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

(as adopted Sept 8, 2008)

B.A.T Capital Corporation, a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

1. The name of the Corporation is B.A.T Capital Corporation (the “Corporation”). The Corporation was originally incorporated under the name B.A.T Capital Corporation.

2. The original Certificate of Incorporation of the Corporation was filed with the Secretary of State on April 6, 1981.

3. Pursuant to Sections 242 and 245 of the Delaware General Corporation Law, this Amended and Restated Certificate of Incorporation restates and integrates and further amends the provisions of the Certificate of Incorporation of the Corporation.

4. This Amended and Restated Certificate of Incorporation was duly adopted in accordance with the provisions of Sections 242 and 245 of the Delaware General Corporation Law.

5. This Amended and Restated Certificate of incorporation shall be effective upon filing with the Secretary of State of the State of Delaware.

6. The text of the Certificate of Incorporation as heretofore amended or supplemented is hereby restated and further amended to read in its entirety as follows:

ARTICLE I

The name of the Corporation is B.A.T CAPITAL CORPORATION (the “Corporation”)

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is 2711 Centerville Road, Suite 400, County of New Castle, Wilmington, Delaware 19808. The name of its registered agent at such address is Corporation Service Company.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE IV

The amount of the capital stock of the Corporation shall consist of Two Thousand (2,000) shares of Common Stock with the par value of One Dollar ($1.00) each.

Each stockholder of record shall be entitled at all meetings of the Corporation and in any other matters requiring a vote to one vote for each share of stock standing in his name upon the books of the Corporation.

The shares of capital stock of this Corporation may be issued by this Corporation from time to time for such consideration as from time to time may be fixed by the Board of Directors of this Corporation; and all issued shares of the capital stock of this Corporation shall be deemed fully paid and non-assessable and the holders of such shares shall not be liable thereunder to this Corporation or its creditors. No stockholders of this Corporation shall have any preemptive or preferential right of subscription to any shares of any stock of this Corporation, or to any obligations convertible into stock of this Corporation, issued or sold, nor any right of subscription to any thereof other than such, if any, as the Board of Directors of this Corporation in its discretion from time to time may determine, and at such price as the Board of Directors from time to time may fix, pursuant to the authority hereby conferred by the Certificate of Incorporation of this Corporation. The Board of Directors may issue stock of this Corporation, or obligations convertible into stock, without offering such issue of stock, either in whole or in part, to the stockholders of this Corporation. The acceptance of stock in this Corporation shall be a waiver of any such preemptive or preferential right which in the absence of this provision might otherwise be asserted by stock holders of this Corporation or any of them.

This Corporation shall be entitled to treat the person in whose name any share is registered as the owner thereof, for all purposes, and shall not be bound to recognize any equitable or other claim to, or interest in, such share on the part of any other person, whether or not the Corporation shall have notice thereof, save as expressly provided by the laws of the State of Delaware.

ARTICLE V

The number of Directors of this Corporation shall be fixed and may be altered from time to time as may be provided by the By-Laws. In case of any increase in the numbers of Directors, the additional Directors may be elected by the Board of Directors to hold office until the next annual meeting of the stockholders when their successors are elected and qualified. In case of vacancies in the Board of Directors, a majority of the remaining members of the Board may elect Directors to fill such vacancies.

Any one or more of the Directors may be removed either with or without cause at any time by vote of the stockholders holding a majority of the stock if the Corporation entitled to vote at any annual or special meeting and thereupon the terms of such Director or Directors who shall have been so removed shall forthwith terminate and there shall be a vacancy or vacancies in the Board of Directors to be filled as provided in the By-Laws. Elections of directors need not be by written ballot.

ARTICLE VI

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized:

(a) To make and alter the By-Laws of this Corporation, without any action on the part of the stockholders; but the By-Laws made by the Directors and the powers so conferred may be altered or repealed by the Directors or stockholders.

(b) By resolution passed by a majority of the whole Board, to designate one (1) or more of their number to constitute an Executive Committee, which Committee, to the extent provide in said resolution or in the By-Laws of this Corporation, shall have and exercise (except when the Board of Directors shall be in session) any and all of the powers of the Board of Directors and the management of the business and affairs of this Corporation and have the power to authorize the seal of this Corporation to be affixed to all papers which may require it.

ARTICLE VII

The stockholders and Board of Directors shall have power to hold their meetings and to keep the books of this Corporation (except such as are required by the law of the State of Delaware to be kept in Delaware) and documents and papers of this Corporation outside of the State of Delaware and to have one or more offices within or without the state of Delaware at such places as may be designated from time to time by the Board of Directors.

ARTICLE VIII

All of the powers of this Corporation, insofar as the same may be lawfully vested by this Certificate of Incorporation in the Board of Directors, are hereby conferred upon the Board of Directors of this Corporation.

ARTICLE IX

This Corporation reserves the right to amend, alter, change, add to or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by statute, and all rights and powers conferred by this Certificate of Incorporation on stockholders, Directors and officers are granted subject to this reservation.

ARTICLE X

Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof, or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of Title 8 of the Delaware Code, or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under Section 279 of Title 8 of the

Delaware Code, order a meeting of the creditors or class or creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as said Court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the Court to which the said application has been made, be binding on all creditors or class or creditors, and/or all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

ARTICLE XI

The personal liability of a director to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director is eliminated, except (i) for any liability for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for any act or omission not in good faith or which involves intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law is amended to authorize broader elimination or limitation of liability of a director, then in addition to the foregoing elimination of liability, upon the effective date of such amendment, the liability of a director shall without further act also be eliminated and limited to such broader extent to the fullest extent not prohibited by the Delaware General Corporation Law as amended. The provisions of this Article shall be deemed to be a contract with each director of the Corporation who serves as such at any time while such provisions are in effect, and each such director shall be deemed to be serving as such in reliance on the provisions of this Article. No repeal or amendment of this Certificate of Incorporation shall adversely affect any right or any elimination or limitation of liability of a Director existing at the time of the repeal or amendment. For purposes of this Article, “fiduciary duty as s director” shall include any fiduciary duty arising out of serving at the request of the Corporation as a director of another corporation, partnership, limited liability company, joint venture, trust or other enterprise, and “personal limited liability to the Corporation” shall include any liability to such other corporation, partnership, limited liability company, joint venture,, trust or other enterprise, and any liability to the Corporation in its capacity as a security holder, joint venturer, partner, member, beneficiary, creditor, or investor of or in any such other corporation, partnership, joint venture, trust or other enterprise.

ARTICLE XII

12.1 Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is involved (including, without limitation, as a witness) in any threatened, pending or completed action, suit, or proceeding, whether civil, derivative, criminal, administrative, or investigative (a “proceeding”), by reason of the fact that he or she is or was a director or officer of the Corporation or an employee or agent of the Corporation or, being or having been such a director or officer, he or she or a person of whom he or she is a legal representative, is or was serving at the request of the Corporation as a director, officer, partner, member, trustee, employee, or agent of another corporation or of a partnership, limited liability company, joint venture, trust, or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action or inaction in any official capacity as a director, officer, partner, member, trustee, employee, or agent or in any other capacity while serving as a director, officer, partner, member, trustee, employee, or agent, shall be indemnified and held harmless by the Corporation to the fullest extent not prohibited by the Delaware General Corporation Law, public policy, or other applicable law (including binding regulations and order of, and undertakings or other commitments with, any governmental entity or agency) as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expenses, liability, and loss (including attorney’s fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) actually and reasonably incurred or suffered by such person in connection therewith; provided, however, that except as provided in Section 12.3 of this Article with respect to proceedings seeking to enforce rights to indemnification, the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation. The right to indemnification granted in this Section 12.1 shall be contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any proceeding in advance of its final disposition; provided, however that the payment of such expenses in advance of the final disposition of a proceeding shall, to the extent required by law, be made only upon delivery to the Corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined (including the final resolution of any suit brought pursuant to Section 12.3) that such director or officer is not entitled to be indemnified under this Section 12.1 or otherwise. The indemnification granted in this Section 12.1 shall continue as to a person who has ceased to be a director officer, partner, member, trustee, employee, or agent and shall inure to the benefit of his or her heirs, executors, and administrators.

12.2 Procedure for indemnification. Upon receipt of a written claim for indemnification under Section 12.1 of this Article, a determination, if required by applicable law, as to whether the claimant is entitled to indemnification shall be made as follows: (1) if requested by the claimant, by Independent Legal Counsel (as hereinafter defined) selected by the claimant with the consent of the Corporation (which consent shall to be unreasonably withheld) or (2) if no request is made by the claimant for a determination by Independent Legal Counsel, (i) by a quorum of the Board of Directors or a committee of the Board of Directors consisting of Disinterested Directors (as hereinafter defined), or (ii) if such quorum is not obtainable, or even if obtainable, a quorum of Disinterested Directors so directs, by Independent Legal Counsel in a written opinion, or (iii) by the stockholders, if Independent Legal Counsel shall make such determination, the Corporation shall pay the reasonable fees of such counsel and indemnify such counsel fully against any and all expenses (including attorneys’ fees), claims, liabilities and damages arising out of or relating to counsel’s engagement for such purpose.

12.3 Right of Claimant to Bring Suit. If a claim under Section 12.1 of this Article is not paid in full by the Corporation within sixty (60) days after a written claim has been received by the Corporation, except in the case of a claim for expenses incurred in defending a proceeding in advance of its final disposition, in which case the applicable period shall be twenty (20) days, the claimant may at any time thereafter bring an action against the Corporation to recover the unpaid amount of the claim and, to the extent successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. The claimant shall be presumed to be entitled to indemnification and advancement under this Article upon submission of a written claim (and, in an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition, upon tender of any required undertaking) and thereafter, the Corporation shall have the burden of proof to overcome the presumption that the claimant is so entitled. Neither the failure of the Corporation (including its Board of Directors, Independent Legal Counsel, or stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper under the circumstances nor an actual determination by the Corporation (including its Board of Directors, Independent Legal Counsel, or stockholders) that the claimant is not entitled to indemnification shall be a defense to the action or create a presumption that the claimant is not so entitled. If an action is brought pursuant to this Section, a final non-appealable order in such action shall constitute the ultimate determination of the claimant’s right to indemnification.

12.4 Nonexclusively of Rights. The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition granted in this Article shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of this Certificate of Incorporation or the Bylaws, agreement, vote of stockholders or Disinterested Directors, or otherwise. The Corporation shall have the express right to grant additional indemnity without seeking further approval or satisfaction by the stockholders. All applicable indemnity provisions and any applicable law shall be interpreted and applied so as to provide a claimant with the broadest but non-duplicative indemnity to which he or she is entitled.

12.5 Insurance, Contracts, and Funding. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, partner, member, trustee, employee or agent of the Corporation or another corporation, partnership, limited liability company, joint venture, trust, or other enterprise against any expense, liability, or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability, or loss under the Delaware General Corporation Law. The Corporation may enter into contracts granting indemnity to any director of officer of the Corporation and may create a trust fund, grant a security interest, or use other means (including, without limitation, a letter of credit) to secure or ensure the payment of such amounts as may be necessary to effect indemnification.

12.6 Indemnification of Employees and Agents of the Corporation. The Corporation may, by action of its Board of Directors from time to time, provide indemnification and pay expenses in advance of the final disposition of a proceeding to employees and agents of the Corporation with respect to the indemnification and advancement of expenses of directors and officers of the Corporation or pursuant to rights granted pursuant to, or provided by, the Delaware General Corporation Law or otherwise.

12.7 Partial Indemnification. If a claimant is entitled to indemnification by the Corporation for some or a portion of expenses, liabilities or losses actually and reasonably incurred by claimant in an investigation, defense, appeal or settlement but not, however, for the total amount thereof, the Corporation shall nevertheless indemnify claimant for the portion of such expenses, liabilities or losses to which claimant is entitled.

12.8 Conduct of the Proceedings. In the event the Corporation shall be obligated under this Article to pay the expenses of an indemnitee in connection with any proceeding, the Corporation shall be entitled to assume the defense of such proceeding, with counsel approved by such indemnitee, upon the delivery to the indemnitee of written notice of the Corporation’s election so to do. After delivery of such notice, approval of such counsel by the indemnitee and the retention of such counsel by the Corporation, the indemnitee shall not be entitled to further indemnification for expenses in defending such civil, criminal, administrative, or investigative action, suite or proceeding; provided that (i) the indemnitee shall have the right to employ his or her own counsel in any such proceeding at the indemnitee’s expense; and (ii) if (A) the employment of counsel by the indemnitee has been previously authorized by the Corporation, or (B) the indemnitee shall have reasonably concluded that there is a conflict of interest between the Corporation and the indemnitee in the conduct of any such defense, or (C) the Corporation shall not, in fact, have employed counsel to assume the defense of such proceeding, then the fees and expenses of the indemnitee’s counsel shall be paid by the Corporation; provided further that the Corporation shall not be required to pay the expenses of more than one such separate counsel for persons it is indemnifying in any one proceeding.

12.9 Successors and Assigns. All obligations of the Corporation to indemnify any directors or officers shall be (i) binding upon all successors and assigns of the Corporation (including any transferee of all or substantially all of its assets and any successor by merger or otherwise by operation of law) and (ii) shall be binding on and inure to the benefit of the spouse, heirs, personal representatives and estate of the director or officer. The Corporation shall not effect any: (i) sale of substantially all of its assets, (ii) merger, (iii) consolidation, or (iv) other reorganization unless the surviving entity agrees in writing to assume all such obligations of the Corporation.

12.10 Severability. In the event that any provision of this Article is determined by a court to require the Corporation to do or to fail to do an act which is in violation of applicable law, such provision shall be limited or modified in its application to the minimum extent necessary to avoid a violation of law, and, as so limited or modified, such provision and the balance of this Article shall remain in full force and effect.

12.11 Definitions. For proposes of this Article: (1) “Disinterested Director” means a director of the Corporation who is not and was not a party to the proceeding for which indemnification is being sought by the claimant; and (2) “Independent Legal Counsel” means a law firm or a member or a law firm of national or regional repute, experienced and knowledgeable in matters of corporation law, or a law professor licensed to practice law and recognized nationally as a scholar in corporation law, and shall include any person who, under the applicable standards of professional conduct then prevailing, would not have a conflict of interest in representing either the Corporation or the claimant in an action to determine the claimant’s rights under this Article; such person shall act only as an arbiter of the issue presented, and not as an advocate of either the claimant or the Corporation.

IN WITNESS WHEREOF, said B.A.T. Capital Corporation has caused this Amended and Restated Certificate of Incorporation to be signed by Kari L. Johnson, its Secretary, as of the 2nd day of September, 2008.

B.A.T. CAPITAL CORPORATION

By:	/s/ Kari L. Johnson
Name: Kari L. Johnson
Title: Secretary

8